FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Third Quarter 2016 Financial Results
Raises Annual Guidance for Fiscal Year 2016

Dallas, November 1, 2016 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced fiscal third quarter 2016 financial results for the period ended September 24, 2016 and raised annual guidance for fiscal year 2016.

Highlights for the Fiscal Third Quarter 2016 compared to the Fiscal Third Quarter 2015

▪	Total revenue increased 14.0% to $21.8 million

▪	System-wide restaurant count increased 17.6% to 949 worldwide locations

▪	Domestic same store sales increased 4.1%

▪	Net income decreased to $2.8 million, or $0.09 per diluted share, compared to $3.2 million, or $0.11 per diluted share

▪	Adjusted EBITDA*, a non-GAAP measure, increased 27.1% to $8.3 million

▪	Adjusted net income*, a non-GAAP measure, increased 17.6% to $3.7 million

▪	Adjusted earnings per diluted share*, a non-GAAP measure, increased 18.2% to $0.13 from the prior year period

* Adjusted EBITDA, adjusted net income and adjusted earnings per diluted share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income and adjusted earnings per diluted share to the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

President and Chief Executive Officer Charlie Morrison stated, “Our ‘category of one’ brand positioning and focus on unit development, revenue growth, and profitability are enabling us to deliver consistently strong quarterly performances, including a very solid third quarter. Based upon our results to date and expectations for a strong finish to the fiscal year, we are pleased to be raising our annual guidance.”

Morrison concluded, “We opened 104 net new locations so far in 2016, and ended the fiscal third quarter with 949 restaurants worldwide, representing nearly 18% unit growth over the prior-year period. We now expect 145 to 155 system-wide openings in 2016, as we close in on the 1,000 unit milestone worldwide by year-end. As we march towards our 2,500 unit goal domestically, we will also continue to grow our international presence in markets that have Western brand appeal and high per capita chicken consumption. Recently, we signed a new development agreement for Colombia and Panama for 30 restaurant openings over the next five years, which like the Saudi Arabia deal announced in August, reflects the strength of our international potential.”

Key Operating Metrics for the Fiscal Third Quarter 2016 Compared to the Fiscal Third Quarter 2015

	Thirteen Weeks Ended
	September 24, 2016	September 26, 2015
Number of system-wide restaurants open at end of period	949	807
Number of domestic franchise restaurants open at end of period	862	737
Number of international franchise restaurants open at end of period	67	51
System-wide sales (in thousands)	$235,975	$201,656
System-wide domestic same store sales growth	4.1%	6.3%
Adjusted EBITDA (in thousands)	$8,319	$6,543

Fiscal Third Quarter 2016 Financial Results

Total revenue for the fiscal third quarter 2016 increased 14.0% to $21.8 million from $19.1 million in the fiscal third quarter last year.

▪
Royalty revenue and franchise fees increased $2.1 million to $13.7 million from $11.6 million in the fiscal third quarter last year. This was primarily due to a 17.9% increase in the number of franchised restaurants and domestic same store sales growth of 4.1%.

▪
Company-owned restaurant sales increased $0.6 million to $8.2 million from $7.5 million in the fiscal third quarter last year. The increase was the result of company-owned domestic same store sales growth of 4.8% and the opening of one company-owned restaurant in the Dallas area during the second fiscal quarter of 2016.

Cost of sales increased 14.3% to $6.1 million from $5.3 million in the prior fiscal year’s third quarter. As a percentage of company-owned restaurant sales, cost of sales increased 400 basis points to 74.7% from 70.7%. The increase was driven primarily by an increase in labor as we make investments in roster sizes and staffing to support the continued top line growth in our company-owned restaurants, as well as the ramp up of one company-owned restaurant that opened during the second fiscal quarter of 2016 as it gets to normal efficiency, offset by 1.9% decline in commodities rates for bone-in chicken wings as compared to the prior year period.

Selling, general & administrative expenses (SG&A) increased 21.5% to $8.9 million compared to $7.3 million in the prior fiscal year’s third quarter. The increase in SG&A expense is primarily due to nonrecurring costs of $1.4 million related to the refinancing of our credit agreement and subsequent dividend payout completed during the current fiscal quarter, compared to no nonrecurring expenses in the prior fiscal quarter.

Net income decreased to $2.8 million, or $0.09 per diluted share, compared to net income of $3.2 million, or $0.11 per diluted share in the prior fiscal year’s third quarter.

Adjusted net income increased 17.6% to $3.7 million, or $0.13 per diluted share, compared to $3.2 million, or $0.11 per diluted share, in the prior fiscal year’s third quarter. A reconciliation between net income and adjusted net income is included in the accompanying financial data.

Restaurant Development

As of September 24, 2016, there were 949 Wingstop restaurants system-wide. This included 882 restaurants in the United States, of which 862 were franchised restaurants and 20 were company-owned. Our international presence consisted of 67 franchised restaurants across five countries. During the fiscal third quarter 2016, there were 35 net system-wide Wingstop openings, including four international franchised locations and no closures.

Fiscal Year 2016 Financial Outlook

For the fiscal year ending December 31, 2016, we are updating our financial outlook to the following:

•	Total revenue between $90.5 million and $91.5 million (up from $90 million and $91 million), an increase of approximately 17% from 2015

•	145 to 155 net system-wide restaurant openings (up from 130 to 140), representing approximately 18% unit growth

•	One additional company-owned restaurant expected to open in the fourth quarter (included in the net openings range provided above)

•	Domestic same store sales growth between 3.5% and 4.0%

•
SG&A expenses between $34.0 million and $34.5 million inclusive of approximately $1.1 million of stock based compensation expense, $1.1 million of expenses associated with our franchisee convention, $0.8 million of expenses associated with the 53rd week, $0.8 million of incremental on-going public company costs, $0.5 million of transaction costs related to the March 2016 secondary stock offering, and $1.6 million of transaction costs related to the June 2016 debt refinancing.

•	Net income, EBITDA and Adjusted EBITDA are expected to be as follows (in millions):

	Year Ended
	December 31, 2016
	Low	High
Net income	$14.6	$15.1
Interest expense, net	4.5	4.4
Income tax expense	8.9	9.1
Depreciation and amortization	3.1	3.0
EBITDA	$31.1	$31.6
Additional adjustments:
Transaction costs (a)	2.3	2.3
Stock-based compensation expense (b)	1.1	1.1
Adjusted EBITDA	$34.5	$35.0

(a) Represents estimated costs and expenses related to refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $0.2 million that is included in Other expense, net.

(b) Estimated non-cash, stock-based compensation.

•	Net income, Adjusted net income and Adjusted earnings per diluted share are expected to be as follows (in millions, except share and per share data):

	Year Ended
	December 31, 2016
	Low	High
Numerator:
Net income	$14.6	$15.1
Adjustments
Transaction costs (a)	2.3	2.3
Tax effect of adjustments (b)	(0.9)	(0.9)
Adjusted net income	$16.0	$16.5

Denominator:
Weighted-average shares outstanding - diluted	29,000	29,000

Adjusted earnings per diluted share	$0.55	$0.57

(a) Represents estimated costs and expenses related to refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $0.2 million that is included in Other expense, net.

(b) Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at the forecasted effective tax rate of 37.5% for the period ended December 31, 2016, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.

•	Included in the above amounts is the expected impact of the 53rd week of fiscal year 2016, which is approximately $1.4 million of revenue and $0.3 million of adjusted EBITDA

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for management fees and expense reimbursement, management agreement termination fees, transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income plus management fees, transactions costs and non-cash gains and losses resulting from the disposal of assets, minus related adjustments to income tax expense.

Adjusted earnings per diluted share is defined as adjusted net income divided by diluted share count.

Conference Call & Webcast

Charlie Morrison, President and Chief Executive Officer, and Mike Mravle, Chief Financial Officer, will host a conference call today to discuss fiscal third quarter 2016 financial results and the fiscal year 2016 financial outlook at 4:30 PM Eastern Time.

The conference call can be accessed live by dialing 201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 858-384-5517; the passcode is 13647415. The replay will be available through Tuesday, November 8, 2016.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises 949 restaurants across the United States, Mexico, Singapore, the Philippines, Indonesia, and the United Arab Emirates as of the end of the fiscal third quarter 2016. Having grown its domestic same store sales for 12 consecutive years, the Company has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). Wingstop has been designated a certified Great Place to Work® (2016), and was ranked #88 on Fortune’s 100 Best Medium Workplaces list in October 2016. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and can be paired with a variety of house-made sides including hand-cut, seasoned fries. For more information visit www.wingstop.com or www.wingstopfranchise.com.  Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2016 outlook for new restaurant openings, domestic same store sales growth, total revenue, SG&A expenses, adjusted EBITDA, adjusted net income, adjusted earnings per diluted share and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity and positioning to deliver sustainable and profitable growth.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Form 10-K for the year ended December 26, 2015, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Joy Murphy
646-277-1242
wingstop@icrinc.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share amounts)

	September 24, 2016	December 26, 2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,828	$10,690
Accounts receivable, net	2,529	3,404
Prepaid expenses and other current assets	2,899	1,752
Advertising fund assets, restricted	2,114	3,774
Total current assets	11,370	19,620
Property and equipment, net	4,871	4,593
Goodwill	45,128	45,128
Trademarks	32,700	32,700
Customer relationships, net	17,279	18,296
Other non-current assets	991	313
Total assets	$112,339	$120,650
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$1,693	$1,360
Other current liabilities	8,553	7,436
Current portion of debt	3,500	—
Advertising fund liabilities, restricted	2,114	3,774
Total current liabilities	15,860	12,570
Long-term debt, net	153,933	95,008
Deferred revenues, net of current	7,272	7,623
Deferred income tax liabilities, net	12,950	13,018
Other non-current liabilities	2,273	2,104
Total liabilities	192,288	130,323
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 28,731,042 and 28,581,182 shares issued and outstanding as of September 24, 2016 and December 26, 2015, respectively	287	286
Additional paid-in-capital	185	36,870
Accumulated deficit	(80,421)	(46,829)
Total stockholders' deficit	(79,949)	(9,673)
Total liabilities and stockholders' deficit	$112,339	$120,650

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	September 24, 2016	September 26, 2015

Revenue:
Royalty revenue and franchise fees	$13,660	$11,587
Company-owned restaurant sales	8,150	7,547
Total revenue	21,810	19,134
Costs and expenses:
Cost of sales (1)	6,091	5,328
Selling, general and administrative	8,893	7,317
Depreciation and amortization	746	636
Total costs and expenses	15,730	13,281
Operating income	6,080	5,853
Interest expense, net	1,390	800
Other expense, net	216	96
Income before income tax expense	4,474	4,957
Income tax expense	1,721	1,784
Net income	$2,753	$3,173

Earnings per share
Basic	$0.10	$0.11
Diluted	$0.09	$0.11

Weighted average shares outstanding
Basic	28,725	28,581
Diluted	29,014	28,891

(1) exclusive of depreciation and amortization, shown separately

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information

	Thirteen Weeks Ended
	September 24, 2016	September 26, 2015
Domestic Franchised Activity:
Beginning of period	831	714
Openings	31	24
Closures	—	(1)
Restaurants end of period	862	737

Domestic Company-Owned Activity:
Beginning of period	20	19
Openings	—	—
Closures	—	—
Restaurants end of period	20	19

Total Domestic Restaurants	882	756

International Franchised Activity:
Beginning of period	63	52
Openings	4	3
Closures	—	(4)
Restaurants end of period	67	51

Total System-wide Restaurants	949	807

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	September 24, 2016	September 26, 2015
Net income	$2,753	$3,173
Interest expense, net	1,390	800
Income tax expense	1,721	1,784
Depreciation and amortization	746	636
EBITDA	$6,610	$6,393
Additional adjustments:
Transaction costs (a)	1,570	—
Stock-based compensation expense (b)	139	150
Adjusted EBITDA	$8,319	$6,543

(a)
Represents costs and expenses related to refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $215,000 that is included in Other expense, net during the period ended September 24, 2016.

(b)	Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Adjusted Net Income and Adjusted EPS
(Unaudited)
(in thousands, except per share data)

	Thirteen Weeks Ended
	September 24, 2016	September 26, 2015
Numerator:
Net income	$2,753	$3,173
Adjustments
Transaction costs (a)	1,570	—
Tax effect of adjustments (b)	(590)	—
Adjusted net income	$3,733	$3,173

Denominator:
Weighted-average shares outstanding - diluted	29,014	28,891

Adjusted earnings per diluted share	$0.13	$0.11

(a)
Represents costs and expenses related to refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $215,000 that is included in Other expense, net during the period ended September 24, 2016.

(b)
Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at assumed effective tax rate of 37.6% for the period ended September 24, 2016, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.